Exhibit 99.1

RegeneRx Biopharmaceuticals Inc. 15245 Shady Grove Road, Suite 470 Rockville, Maryland20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com

News Release

RegeneRx and Lee’s Pharmaceutical (HK) Sign Term Sheet for

Development of RegeneRx Product Candidates in China,

Hong Kong and Macau

ROCKVILLE, Md. (March 27, 2012) – RegeneRx Biopharmaceuticals, Inc. (OTC Bulletin Board: RGRX) (“the Company” or “RegeneRx”) today announced that it has signed a term sheet with Lee’s Pharmaceutical (HK) Limited, headquartered in Hong Kong, for the license of Thymosin Beta 4-based products, including the Company’s RGN-259, RGN-352 and RGN-137 product candidates, in China, Hong Kong and Macau. Lee’s shall pay RegeneRx $200,000 upon signing of the term sheet, and will pay RegeneRx an additional $200,000 upon signing of the definitive license agreement, which RegeneRx expects to occur within 30 – 60 days.

The terms of the deal will include aggregate potential milestone payments of up to $3.6 million and royalties ranging from low double digit to high single digit royalties on commercial sales. RegeneRx shall have an exclusive supply agreement for Tß4 with Lee’s, although Lee’s will have the option to manufacture Tß4 for the licensed territory.

Lee’s will pay for all developmental costs associated with each product candidate. RegeneRx will provide Tß4 to Lee’s at no charge for a Phase 2 ophthalmic clinical trial and will provide Tß4 to Lee’s for all other developmental and clinical work at a price equal to RegeneRx’s cost.

The two firms will create a joint development committee to discuss and agree on the development of the licensed products and share information relating thereto. Both companies will also share all non-clinical and clinical data and other information related to development of the licensed product candidates.

“We look forward to completing a licensing agreement with Lee’s Pharmaceuticals to develop our Tß4-based product candidates in China, Hong Kong and Macau, as Lee’s has demonstrated an impressive track record of pharmaceutical product development. They have the resources to take our product candidates through the Chinese clinical and regulatory process, which we will support with our preclinical and clinical data and with data we generate internally. We believe this opportunity should enable us to accelerate the development of our product candidates not only in the licensed territory, but in other territories as well,” stated J.J. Finkelstein, RegeneRx’s president and chief executive officer.

Sigma-Tau, through its affiliates and subsidiaries beneficially own approximately a 38.6% equity stake in RegeneRx and a 28.4% equity stake in Lee’s. Mauro Bove is a member of the board of directors of both companies.

About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)

RegeneRx is focused on the development of a novel therapeutic peptide, Thymosin beta 4, or Tß4, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug candidates in Phase 2 clinical development and has an extensive worldwide patent portfolio covering its products.

RGN-259 is a sterile, preservative-free topical eye drop for ophthalmic indications. Based on a recently completed Phase 2 clinical trial in patients with dry eye syndrome, RGN-259 was found to show statistically significant improvements in several signs and symptoms of dry eye, as well as positive trends in other outcome measures. RGN-352 is an injectable formulation to treat cardiovascular and central nervous system diseases, as well as other medical indications. RegeneRx is initially targeting RGN-352 for the treatment of patients who have suffered an acute myocardial infarction, or heart attack. RGN-137, a topical gel formulation, is currently being evaluated by RegeneRx in a Phase 2 clinical trial for the treatment of the orphan skin disease epidermolysis bullosa. Other potential uses for RGN-137 include the treatment of chronic dermal wounds and reduction of scar tissue.

About Lee’s Pharmaceutical

Lee’s Pharmaceutical (HK) Ltd is a wholly owned subsidiary of Lee’s Pharmaceutical Holdings Limited (Lee’s Pharm), a public biopharmaceutical company with over 18 years operation in China’s pharmaceutical industry. Lee’s Pharm is fully integrated with solid infrastructures in drug development, clinical development, regulatory, manufacturing, sales and marketing in China with global perspectives, and currently markets 11 products in the PRC. It focuses on several different areas such as cardiovascular and infectious diseases, dermatology, oncology, gynecology, ophthalmology, and others. It has more than 30 products under different development stages stemming from both internal R&D as well as from the recent acquisition of licensing and distribution rights from various U.S., European and Japanese companies.

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning the execution and timing of a definitive license agreement with Lee’s Pharmaceuticals, the future development and commercialization of the Company’s product candidates and the future payment of milestone payments or royalties to RegeneRx and. Additionally, you are urged to consider statements that include the words “expect,” “will,” “should,” “may,” “potential” or the negative of those words or other similar expressions to be uncertain and forward-looking. These forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include risks related to uncertainties inherent in our business, including, without limitation the risk that we are unable to negotiate and enter into the definitive license agreement with Lee’s on satisfactory terms or at all (in which case RegeneRx could be required to refund the $200,000 up-front payment received from Lee’s, the risk that the milestone payments and royalties described in the release may not be triggered, the risk that Lee’s may be unable to, or may elect not to complete the development of the product candidates in one or more of the licensed regions, the risk that our product candidates do not demonstrate safety and/or efficacy in clinical trials; risks related to our ability to obtain financing to support our operations on commercially reasonable terms; the progress, timing or success of our clinical trials; difficulties or delays in development, testing, obtaining regulatory approval for producing and marketing our product candidates; regulatory developments; the size and growth potential of the markets for our product candidates and our ability to serve those markets; the scope and validity of patent protection for our product candidates; competition from other pharmaceutical or biotechnology companies; and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company anticipates that subsequent events and developments may cause its views to change, and the Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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For RegeneRx:

Lori Smith

301.208.9191

las@regenerx.com

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